AMENDMENT NUMBER 1
                           TO PARTICIPATION AGREEMENT


         WHEREAS, First Security Benefit Life Insurance and Annuity Company of New York (the "Company"), and Potomac Insurance Trust (the "Fund"), a Massachusetts business trust, and Rafferty Asset Management, LLC (the "Adviser"), a New York limited liability company are parties to a Participation Agreement dated November 8, 2004 (the "Agreement"); and

         WHEREAS, terms of the Agreement contemplate that Accounts and Contracts of the Company that are eligible to purchase Designated Portfolios of the Fund may be changed from time to time by amending Schedule A to the Agreement; and

         WHEREAS, the parties wish to add certain Accounts and Contracts to the Agreement by deleting the existing Schedule A and replacing it with the Schedule A attached hereto; and

         WHEREAS, the Fund and Adviser wish to receive Trade Estimates (as defined below) for the Potomac Dynamic VP High Yield Bond Series of the Fund from the Company; and

         WHEREAS, capitalized terms used but not defined herein, shall have the meaning given them in the Agreement; and

         WHEREAS, all other terms of the Agreement shall remain in full force and effect;

         NOW, THEREFORE, the parties agree as follows:

         1) The existing Schedule A to the Agreement is deleted and replaced with the Schedule A attached hereto and

         2) Section 1.6 is deleted entirely and replaced with the following:


                           1.6(a) If the Company provides incorrect processing information, which term does not include Trade Estimates, the Fund shall be entitled to an adjustment with respect to the number of shares purchased or redeemed to reflect the correct information. Any error in the processing information provided by the Company to the Fund shall be reported promptly to the Fund and the Adviser upon discovery. In the event that the Company provides incorrect processing information to the Fund which causes a material error in the calculation of the NAV for a Designated Portfolio and which is the result of the gross negligence of the Company, any administrative or other costs or losses incurred by the Fund for correcting the transaction shall be at the Company's expense.

                           (b) The Company shall make reasonable attempts to provide the Adviser with estimated purchase and redemption orders ("Trade Estimates"), at times mutually agreed on by the parties, for the Potomac Dynamic VP High Yield Bond Series of the Fund on days the New York Stock Exchange is open for trading. Trade Estimates shall not be included within the meaning of "processing information" as set forth in Section 1.6(a), and the Company shall not be liable to the Fund, Adviser, or any other person or entity for any act or omission by the Fund, the Adviser, or any other person or entity, resulting from such Trade Estimate.

         3) In the event of a conflict between the terms of this Amendment No. 1 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 1 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 1, the parties hereby confirm and ratify the Agreement. The Agreement, along with this Amendment No. 1, constitutes the entire agreement among the parties with respect to the arrangements described herein.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to the Agreement to be executed in its name and on its behalf by its duly authorized representative effective February 1, 2005.

First Security Benefit Life
Insurance and Annuity Company of New York       By its authorized officer

                                                By: /s/ Kalman Bakk, Jr.
                                                    ----------------------------

                                                Title: Senior Vice President and
                                                Chief Marketing Officer

                                                Date: 1/27/05

Potomac Insurance Trust                         By its authorized officer

                                                By: Daniel O'Neill
                                                    ----------------------------

                                                Title: President

                                                Date: 1/24/05

Rafferty Asset Management, LLC                  By its authorized officer

                                                By: /s/ Daniel O'Neill
                                                    ----------------------------

                                                Title: Managing Director

                                                Date: 1/25/05

                                                                February 1, 2005



                                   SCHEDULE A



         ACCOUNT(S)             CONTRACT(S)      DESIGNATED PORTFOLIO(S)
Variable Annuity Account B     FSB234            Evolution Managed Bond

                                                 Evolution Managed Equity

                                                 Potomac Dynamic VP High
                                                 Yield Bond

                                                 Potomac VP Money Market